                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              GRANT PRIDECO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

[Grant Prideco Logo]

April 30, 2002

Dear Grant Prideco Stockholder:

     You are cordially invited to join us at the 2002 Annual Meeting of Stockholders of Grant Prideco to be held at 10:00 a.m. on June 27, 2002 in Houston, Texas. The Annual Meeting will be held in the First Floor Auditorium, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056.

     This year you will be asked to vote in favor of one proposal for the election of seven directors. The proposal is more fully explained in the attached proxy statement; which we encourage you to read.

     Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares on the enclosed proxy card and return your signed proxy card at your earliest convenience. Thank you for your cooperation.

                                          Sincerely,

                                          /s/ Curtis W. Huff

                                          Curtis W. Huff
                                          President and Chief Executive Officer

[Grant Prideco Logo]

                                 GRANT PRIDECO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:         Wednesday, June 27, 2002

TIME:         10:00 a.m. (Houston time)

PLACE: The First Floor Auditorium, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056

MATTERS TO BE VOTED ON:

     1. Election of seven directors to hold office for a one-year term; and

     2. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

     Your Board of Directors has set April 29, 2002, as the record date for the Annual Meeting. Only those stockholders who are holders of record of our common stock at the close of business on April 29, 2002, will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 1330 Post Oak Blvd., Suite 2700, Houston, Texas for a period of ten days prior to the Annual Meeting.

     You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.

                                          By Order of the Board of Directors

                                          /s/ Philip A. Choyce
                                          Philip A. Choyce
                                          Corporate Secretary

Houston, Texas
April 30, 2002

                              GRANT PRIDECO, INC.

                                PROXY STATEMENT

DATE:               Wednesday, June 27, 2002

TIME:               10:00 a.m. (Houston time)

PLACE: The First Floor Auditorium, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056

AGENDA: One proposal, numbered as Item 1 on the proxy card, for the election of seven nominees as directors of the Company.

WHO CAN VOTE:       All holders of record of our common stock at the close of
                    business on April 29, 2002, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual Meeting.

PROXIES SOLICITED BY:
                    Your vote and proxy is being solicited by our Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of our Board of Directors to all stockholders beginning on April 30, 2002. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR PROXY:You can revoke your proxy by:

                    - writing to the Corporate Secretary (at 1330 Post Oak
                      Blvd., Suite 2700, Houston, Texas 77056) before the Annual Meeting;

                    - voting again via mail; or

                    - casting your vote in person at the Annual Meeting. Your
                      last vote will be the vote that is counted.

QUORUM: As of April 29, 2002, there were 110,765,260 shares of common stock issued and outstanding. The holders of the common stock have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 55,382,630 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY CARDS:
                    If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COSTS OF PROXY
  SOLICITATION:     Some of our directors, officers and employees may solicit
                    proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:          You may call Grant Prideco's Investor Relations Department at (832) 681-8000 if you have any questions.

                    PLEASE VOTE  --  YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                             ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

     Seven directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2003 Annual Meeting. All of the nominees for director are now serving as directors. The nominees for election as director are:

NAME                                                          AGE   DIRECTOR SINCE
----                                                          ---   --------------
Bernard J. Duroc-Danner.....................................  48         2000
David J. Butters............................................  61         2001
Eliot M. Fried..............................................  69         2000
Curtis W. Huff..............................................  44         2001
Sheldon B. Lubar............................................  72         2000
Robert K. Moses, Jr. .......................................  62         2000
Robert A. Rayne.............................................  53         2000

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

DIRECTOR BIOGRAPHIES

     Bernard J. Duroc-Danner has served as our Chairman of the Board since our spinoff from Weatherford International, Inc. ("Weatherford") in April 2000. Mr. Duroc-Danner is the President, Chief Executive Officer, and Chairman of the Board of Directors of Weatherford. Mr. Duroc-Danner has served as President and CEO of Weatherford (formerly EVI, Inc.) since May 1990. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions with Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), CalDive International, Inc. (a company engaged in subsea services in the Gulf of Mexico), Universal Compression Holdings, Inc. (a company providing compression services to the oil and gas industry), Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry) and Peabody Energy Corp. (a coal production, transportation and trading company).

     Curtis W. Huff has served as a director and as our President and Chief Executive Officer since February 2001. Prior to such time, Mr. Huff served as Executive Vice President, Chief Financial Officer, General Counsel and Secretary of Weatherford beginning in January 2000 and Weatherford's Senior Vice President, General Counsel and Secretary beginning in May 1998. Prior to joining Weatherford, Mr. Huff was a partner with the law firm of Fulbright & Jaworski, L.L.P. in Houston, Texas. Mr. Huff is a director of Patterson UTI Energy, Inc. (a contract driller) and Universal Compression Holdings, Inc. (a company providing compression services to the oil and gas industry). Mr. Huff holds a Master of Law degree (LLM) from New York University, in addition to J.D. and B.A. degrees from the University of New Mexico.

     David J. Butters has served as our director since December 2001. Mr. Butters is a Managing Director of Lehman Brothers, Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas) a director of Anangel-American Shipholdings, Ltd. (an international ship owning and operating company) and a director of Weatherford.

     Eliot M. Fried has served as our director since our spinoff from Weatherford in April 2000. Mr. Fried has been a consultant for Abner, Herrman & Brock Asset Management, an independent investment management firm, since February 1, 2000. Prior to such time, Mr. Fried was a Managing Director of Lehman Brothers, and a member of Lehman Brothers' Investment and Capital Commitment Committees, as well as Senior Trustee of Lehman Brothers Holdings Inc. Retirement Plan. Mr. Fried is a director of Axsys Technologies Inc. and Blount International Inc.

     Sheldon B. Lubar has served as our director since our spinoff from Weatherford in April 2000. Mr. Lubar has been the Chairman of Lubar & Co., a private investment company, for more than the past five years. Mr. Lubar is a director of C2, Inc., MGIC Investment Corporation, Jefferies & Company, Inc. and various private companies. He also serves on the board of Weatherford.

     Robert K. Moses, Jr. has served as our director since our spinoff from Weatherford in April 2000. Mr. Moses has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Weatherford Enterra, a predecessor to Weatherford, from May 1989 to December 1992. He also serves on the board of Weatherford.

     Robert A. Rayne has served as our director since our spinoff from Weatherford in April 2000. Mr. Rayne has been the Chief Executive of London Merchant Securities plc, a United Kingdom-listed public limited company, for more than the past five years. He also serves on the board of Weatherford.

                COMMITTEES AND MEETINGS OF THE BOARD COMMITTEES

COMMITTEES

     The Board of Directors has created the following committees:

     - Audit

     - Compensation

     - Executive

     The Board of Directors does not have a standing Nominating Committee.

NUMBER OF MEETINGS

     During 2001, the Board of Directors met three times, the Compensation Committee met four times and the Audit Committee met seven times. The Executive Committee did not meet. All of the directors attended at least 75% of all Board of Directors and Committee meetings during 2001.

AUDIT COMMITTEE

     Messrs. Rayne (Chair), Fried and Lubar are the current members of the Audit Committee. All of the members of our Audit Committee are "independent" as defined by Section 303.02(D) of the New York Stock Exchange Listing Standards. The primary functions of the Audit Committee are:

     - recommending to the Board the selection and discharge of our independent auditors;

     - reviewing the professional services performed by the auditors, the plan and results of their auditing engagement;

     - reviewing the amount of fees charged for audit services by the auditors; and

     - evaluating our system of internal accounting controls.

     A copy of our audit committee charter is included as Appendix A to this Proxy Statement. The 2001 Report of our Audit Committee begins on page 10 of this Proxy Statement.

COMPENSATION COMMITTEE

     Messrs. Lubar (Chair), Moses and Rayne are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

     - approving the compensation to be paid to the directors, officers and key employees; and

     - administering the compensation plans for the executive officers.

     The 2001 Report of our Compensation Committee begins on page 11 of this Proxy Statement.

EXECUTIVE COMMITTEE

     Messrs. Duroc-Danner (Chair), Butters and Huff are the current members of the Executive Committee. The primary function of the Executive Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the Board. The Executive Committee did not meet or take any action during 2001.

                               BOARD COMPENSATION

DIRECTORS' FEES

     The directors who are not employees are paid the following fees:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of shares in the director's account multiplied by the market price of the common stock at the time of distribution. Distributions are required to be made in shares of our common stock.

STOCK OPTION GRANTS AND PLANS

     In connection with our spin-off from Weatherford, we adopted our 2000 Non-Employee Director Stock Option Plan. Our non-employee director stock option plan is designed to encourage our non-employee directors to obtain an equity interest in Grant Prideco. A total of 780,000 shares of Grant Prideco common stock may be subject to options under the plan. We believe that stock ownership in Grant Prideco motivates our directors to work toward our long-term growth and development. Under the plan, we granted to our non-employee directors at the time of our spinoff from Weatherford options to purchase 60,000 shares at exercise prices equal to the market price of our common stock on the date of grant. In addition, the plan provides that on every third annual meeting of our stockholders, each person who is then a non-employee director will be granted options or warrants to purchase 60,000 shares of our common stock at exercise prices equal to the market price of our common stock on the date of the grant. The options granted under the plan generally are subject to three-year cliff-vesting so that a non-employee director generally will not be entitled to the options if he or she elects to leave. However, the options will be immediately exercisable if the non-employee director dies or becomes disabled or if there is a change in control of Grant Prideco while he or she is still a director. The options also will be exercisable in part if the non-employee director retires from Grant Prideco in good standing. We believe that this type of vesting schedule provides strong incentives for creating long-term value for Grant Prideco. In addition, we also will grant additional options to our non-employee directors from time to time. During 2001, we granted each director options to purchase 60,000 shares of common stock at an exercise price equal to the market price for our common stock on the date of grant. None of these options vest until four years from their date of grant.

                                STOCK OWNERSHIP

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of shares of common stock beneficially owned by our directors, executive officers and other officers as of April 15, 2002. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

                                                     AMOUNT AND NATURE OF SHARES BENEFICIALLY
                                                            OWNED AS OF APRIL 15, 2002
                                                    ------------------------------------------
                                                                                   PERCENT OF
                                                      NUMBER OF      RIGHT TO     OUTSTANDING
NAME                                                SHARES OWNED    ACQUIRE(1)       SHARES
----                                                -------------   -----------   ------------
Bernard J. Duroc-Danner...........................      520,412        550,000          *
Curtis W. Huff....................................       63,500        390,000          *
David L. Butters(2)...............................      101,250         10,000          *
Eliot M. Fried....................................       40,000             --          *
Sheldon B. Lubar(3)...............................      746,969         30,000          *
Robert K. Moses, Jr. .............................      381,633         10,000          *
Robert A. Rayne(4)................................          279         20,000          *
Warren S. Avery...................................           --             --          *
Greg L. Boane.....................................           --             --          *
Curtis D. Burton..................................           --             --          *
Philip A. Choyce..................................           --             --          *
William G. Chunn(5)...............................       55,258         69,607          *
Marshall E. Danby.................................        2,000             --          *
Dan M. Latham.....................................           --         69,607          *
Louis A. Raspino..................................        2,000             --          *
John C. Coble.....................................           --             --          *
                                                      ---------      ---------        ---
All officers and directors as a group (16
  persons)........................................    1,913,301      1,149,214        2.8%
                                                      =========      =========        ===

---------------

 *  Less than 1%.

(1) Shares of common stock that can be acquired through stock options exercisable through June 15, 2002. Excludes options not vested prior to June 15, 2002 and rights under deferred compensation arrangements.

(2) Includes 14,288 shares held by his wife, for which he disclaims beneficial ownership, and 41,160 shares held in trusts for his children for which Mr. Butters is the custodian, having voting and dispositive power. Reportings do not include holdings by Lehman Brothers for which Mr. Butters does not have a beneficial interest.

(3) Includes 292,476 shares held by Mr. Lubar through a general partnership of which he is a general partner. Also includes 292,476 shares held by his wife through a general partnership, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 52,620 shares held in trusts for his grandchildren through a general partnership, of which he is the trustee and has voting and dispositive power.

(4) Excludes 1,200,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Chief Executive. Mr. Rayne disclaims beneficial ownership of all of these shares.

(5) Includes 16,452 shares held through Mr. Chunn's 401(k) account.

                       STOCK OWNED BY BENEFICIAL HOLDERS

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of Common Stock as of April 15, 2002.

                                                                           PERCENT OF
NAME AND ADDRESS OF                                           NUMBER OF    OUTSTANDING
BENEFICIAL OWNER                                              SHARES(1)      SHARES
-------------------                                           ----------   -----------
Citigroup Inc.(2)...........................................  15,424,411     14.10%
  399 Park Avenue
  New York, New York 10043
Massachusetts Financial.....................................  8,023,892       7.30%
  Services Company
  500 Bay Iston Street
  Boston, Massachusetts 02116
Mellon Financial Corporation(3).............................  6,666,506       6.09%
  One Mellon Center
  Pittsburgh, Pennsylvania 15258

---------------

(1) This information is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its shares of common stock, unless otherwise noted.

(2) Salomon Smith Barney Holdings, Inc. (SSB Holdings), a wholly owned subsidiary of Citicorp, is the beneficial owner of 14,961,246 shares as a result of its ownership of various subsidiaries. SSB Holdings address is 388 Greenwich Street, New York, New York 10013.

(3) Mellon Bank Corporation is the parent company of Mellon Bank, N.A., which serves as trustee for various client's ERISA plans. The shares reported include all shares held of record by Mellon Bank, N.A. as trustee of such plans that have not been allocated to the individual accounts of employee participants in such plans.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Duroc-Danner and Huff, whose biographies are shown on page 3, the following persons are our executive and other officers. None of our officers or directors have any family relationships with each other.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Bernard J. Duroc-Danner...............  48    Chairman of the Board
Curtis W. Huff........................  44    President and Chief Executive Officer
Warren S. Avery.......................  55    Vice President -- Human Resources
Greg L. Boane.........................  38    Corporate Controller
Curtis D. Burton......................  46    President -- Marine Products and
                                              Services Division
Philip A. Choyce......................  35    Vice President, General Counsel and
                                                Secretary
William G. Chunn......................  68    Corporate Executive Vice President
Marshall E. Danby.....................  57    President -- Premium Connections and
                                                Tubular Division
Dan M. Latham.........................  51    President -- Drilling Products
                                              Division
Louis A. Raspino......................  49    Vice President, Chief Financial
                                              Officer and Treasurer

     Warren S. Avery has served as Vice President -- Human Resources since October 1999. Prior to such time, Mr. Avery served as Vice President of Human Resources for Dailey International beginning in February 1998. Dailey was purchased by Weatherford in connection with Dailey's Chapter 11 Reorganization in 1999. Prior to joining Dailey International, Mr. Avery held senior human resource positions at Baker Hughes, Global Marine and Dresser Industries. Mr. Avery has a B.B.A. in Human Resources Management from the University of Texas at Austin.

     Greg L. Boane has served as our Corporate Controller since 1999. Prior to joining us, Mr. Boane was Corporate Controller for Noble Drilling Services, Inc. from November 1996 to October 1999. Prior to joining Noble Drilling Services, Inc., Mr. Boane worked for McDonald's Corporation as a Regional Controller and EVI, Inc. as Assistant Corporate Controller. Mr. Boane has a B.B.A. in Finance from Texas A&M University and is a Certified Public Accountant.

     Curtis D. Burton has served as our President -- Marine Products and Services Division since October 2001. Prior to joining us, Mr. Burton was President of Total Offshore Production Systems (TOPS), a wholly owned subsidiary of R&B Falcon, and Vice President of Reading & Bates Development Co., R&B Falcon's equity ownership division. Prior to joining TOPS, Mr. Burton worked for Texaco, where he co-founded DeepSTAR. Mr. Burton has a B.S. in Mechanical Engineering from the University of Texas at Austin.

     Philip A. Choyce has served as our Vice President, General Counsel and Secretary since January 1, 2001. From December 1999 until January 1, 2001, Mr. Choyce served as our Vice President and Associate General Counsel. Prior to joining us, Mr. Choyce was a senior associate with Fulbright & Jaworski L.L.P.'s corporate law practice in Houston, Texas. Prior to joining Fulbright & Jaworski L.L.P., Mr. Choyce was a certified public accountant with Ernst & Young LLP in Houston, Texas. Mr. Choyce has a B.B.A. in Accounting from Texas A&M University and a J.D. from the University of Texas at Austin.

     William G. Chunn has served as our Corporate Executive Vice President since October 2001. From 1995 until October 2001, Mr. Chunn served as our Executive Vice President -- Operations. Mr. Chunn served as President, Chief Executive Officer, and Director of Prideco beginning in 1985 until our merger with them in 1995. Mr. Chunn has held senior executive positions in the drill stem industry for over 30 years.

     Marshall E. Danby has served as President -- Premium Connections and Tubulars Division since October 2001. From November 2000 until such time, Mr. Danby served as the President of Drill Tube International, a subsidiary of Grant Prideco. Prior to joining us in November 2000, Mr. Danby served as

Director of Services for Hunting Oilfield Services from 1999 until November 2000 and President of Hunting-PetroTube from 1996 until 1999. Mr. Danby has a B.S. from Oregon State University.

     Louis A. Raspino has served as our Vice President, Chief Financial Officer and Treasurer since July 2001. From December 2000 until April 2001, Mr. Raspino was employed as Senior Vice President, Chief Financial Officer and Chief Operating Officer of JRL Enterprises, Inc. From February 1999 until December 2000, Mr. Raspino served as Vice President of Finance for Halliburton Company. From October 1997 until July 1998, Mr. Raspino was a Senior Vice President at Burlington Resources, Inc. From 1978 until its merger with Burlington Resources, Inc. in 1997, Mr. Raspino held a variety of increasingly responsible positions at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino is a certified public accountant with a B.S. from Louisiana State University and an M.B.A. from Loyola University.

     Dan M. Latham has served as President-Drilling Products Division since October 2001. Prior to such time, Mr. Latham served as our Vice President-Sales and Marketing, a position he held since 1990. Prior to joining us, Mr. Latham held a number of progressively responsible management positions at Shell Oil Company and Baker Hughes.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

     On April 26, 2001, we hired Ernst & Young LLP to audit our financial statements for our fiscal year ended December 31, 2001. Ernst & Young replaced Arthur Andersen LLP, who audited our financial statements for our fiscal years ended December 31, 1999 and 2000. Our decision to change accountants was made by our Board of Directors upon recommendation by the Audit Committee and occurred prior to recent events involving Arthur Andersen and Enron, and such events had no bearing upon this decision. The reports of Arthur Andersen LLP on our financial statements for the fiscal years 1999 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope, or accounting principles (except that Arthur Andersen's report on the December 31, 2000 consolidated financial statements was modified for the Company's change in accounting principle, effective January 1, 2000, for revenue recognition pursuant to the Securities and Exchange Commission's Staff Accounting Bulletin No. 101). During fiscal years 1999 and 2000, we had no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

     We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2001, with management and have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380), as amended with respect to those statements.

     We have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young its independence in connection with its audit of our most recent financial statements.

     Based on this review and these discussions, we recommended to the board of directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     We also reviewed with Ernst & Young and our management the various fees that we have paid to Ernst & Young during 2001 for services they rendered in connection with our annual audits and quarterly financial statements and reviews, as well as for other non-audit services they rendered, primarily in connection with accounting due diligence of potential acquisition candidates and tax advice. The following is a summary of the fees paid to Ernst & Young for year-end audit work and other services performed during 2001:

Audit Fees................................................  $214,980
Financial Information Systems Design and Implementation
  Fees....................................................        --
All Other Fees............................................    76,647
                                                            --------
          Total Fees......................................  $291,627
                                                            ========

     We have considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

     The board of directors has adopted a written charter for the Audit Committee which is updated from time to time. A copy of this charter is attached to this Proxy Statement as Appendix A.

                           Robert A. Rayne (Chairman)
                                 Eliot M. Fried
                                Sheldon B. Lubar

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on the compensation policies for our executive officers for 2001. This report sets forth the major components of executive compensation and the basis by which 2001 compensation determinations were made by the Compensation Committee for the executive officers.

     During 2001, we addressed several key executive compensation issues. We hired our current Chief Executive Officer, Mr. Huff, in February 2001 and re-aligned the senior management of our operating divisions in October 2001 to improve accountability and focus in our operations. We also considered option grants and bonus levels for executive officers during the year.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of stockholders and with the Company's overall performance. We expect our compensation programs to stress stock-based compensation as a means of providing incentives to executive officers to achieve growth in the value of our common stock. With this objective in mind, our executive compensation program includes a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and stock performance. In making compensation decisions, we typically take into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives as well as the executive's performance and responsibilities.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to insure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our stock-based compensation decisions for the executive officers also are approved by the Compensation Committee.

     The Compensation Committee is charged with reviewing and recommending the specific base and bonus compensation of the President and Chief Executive Officer, Mr. Huff. We have delegated to Mr. Huff the authority to review and adjust the base and cash bonus compensation for the other executive officers; however, his decisions are reviewed by the Compensation Committee.

     Decisions on stock options and other long-term incentive plans are made by the Compensation Committee after consideration of the Company's results and discussion with and recommendations from Mr. Huff as to the executive officers under his supervision. The particular elements of the compensation programs for Mr. Huff and other executive officers are explained in more detail below.

     Base Salary -- During 2001, the Compensation Committee made base salary determinations in connection with the hiring of Mr. Huff in February 2001 and reviewed the recommendations of Mr. Huff for salary adjustments with respect the appointment of our new division presidents in connection with the realignment of our divisions in October 2001. We did not adjust any other executive officer's salary during 2001. Base salary adjustments in 2001 were based primarily on market factors, including the market for similar executives, the operations under each executive's supervision for which he was specifically accountable, and the desire by us to recruit and retain these key executive officers. Our analysis also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Philadelphia Oilfield Service Index ("OSX"), which is part of our performance graph on page 19. Salary levels are based on individual skills and performance and market comparison and the operations for which the individual is responsible and specifically accountable.

     Annual Performance Compensation -- We provide annual performance compensation to the executive officers in the form of cash and non-cash bonuses relating to financial and operational achievements. The decision on whether to award an annual bonus during 2001 was based upon a subjective analysis of job performance and market conditions and the executive officer's relative position within the Company. At the time of the Company's hiring of Mr. Huff as our Chief Executive Officer, Mr. Huff set several operational and performance objectives for our Company in 2001, including initiatives with respect to pricing, manufacturing capacity and manufacturing efficiencies. Substantially all of these initiatives were successfully implemented by our Company and its executive officers during 2002, except we had targeted an earnings per share amount of around $0.57 a share (excluding charges) and our final results were around $0.53 a share due to the decline in the market that began in the third quarter of 2001. Based upon our assessment of our executive officers successful performance in 2001 and in light of declining market conditions at the end of 2001, we determined that bonuses on the lower end of what we would expect for successful performance should be paid.

     Deferred Compensation Plan -- We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of common stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in our common stock, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. Huff and our other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common stock at the time the employee retires.

     Stock Option Program -- The use of stock options is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. We believe that options provide our officers with a benefit that will increase only to the extent that the value of the common stock increases. Accordingly, we have from time to time granted to our executive officers options to purchase shares of common stock. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account stock ownership and other options held by the officer. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the common stock at the date of grant. We generally grant options that vest no sooner than three years from the date of grant in order to insure that the executive has a tenure of service with the Company before such options are exercisable. In 2001, we granted stock options to Mr. Huff in connection with hiring him as our Chief Executive Officer in February 2001. In addition, we granted options to purchase common stock to all of our executive officers, including options in connection with the hiring and promotion of our new division presidents and our Chief Financial Officer. These options are subject to three or four cliff-vesting so that an officer will not be entitled to the options for several years and their value is substantially determined by the officer's contributions to the Company's long-term prospects and results of operations. We believe that this type of vesting provides strong incentives for creating long-term value for the Company and insures that our officers have a long-term commitment to, and focus on, the Company's operations.

DISCUSSION OF 2001 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     In February 2001, Mr. Huff was hired as the Company's President and Chief Executive Officer. At the time of Mr. Huff's hiring, it was the Compensation Committee's and the Board of Director's assessment that the Company needed new leadership in order to bring the Company's operations and profits in line with the Board of Director's and our stockholders expectations. In connection with his hiring, we agreed to pay Mr. Huff an annual salary of $500,000 and granted him options to purchase 650,000 shares of common stock that do not vest for three years. This compensation was viewed to be within the range of other similarly situated executives for companies of our size.

     In the first quarter of 2002, Mr. Huff began implementing a number of cost cutting initiatives throughout our Company in light of the existing market conditions. The initiatives included reduction of shifts, overtime and head count. All operations were instructed to focus on reducing costs while maintaining the company's ability to quickly respond to the recovery in the market when it occurs. As part of these reductions, Mr Huff elected to waive half of his base salary through the end of the third quarter of 2002, when we expect market conditions to have improved. This reduction was effected on Mr. Huff's initiative and not ours.

     The other principal terms of Mr. Huff's employment are more fully described on page 17 of this Proxy Statement. Such employment terms were based upon our assessment of Mr. Huff's credentials and a review of competitive market data, including a number of companies included in the OSX, and our intent to make his compensation competitive based upon his experience and accomplishments.

     During 2001, we also granted options to purchase 350,000 shares of common stock to Mr. Huff and paid him an annual bonus of $500,000. The options granted to Mr. Huff were part of an overall grant to employees of our Company and, subject to earlier vesting under certain circumstances, do not vest or become exercisable for four years. We believe the number of options granted were consistent with Mr. Huff's position within our Company and further aligns his interests with those of our stockholders. We believe the four-year cliff-vesting period is reasonable in light of our desires to insure Mr. Huff's interests are aligned with the Company's long-term goals and operations. Mr. Huff's bonus was determined based upon our review of his performance during 2001 and his success in achieving the strategic goals set by him and the Board of Directors when he was hired. During the year, the Company successfully implemented all of our goals for pricing improvement, capacity improvement and manufacturing efficiency improvement, which significantly improved the Company's operating and financial results. These were all significant goals and objectives we set for Mr. Huff when we hired him.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY

     We believe that the executive compensation program followed by us in 2001 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the OSX. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Compensation Committee intends to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

                          Sheldon B. Lubar (Chairman)
                              Robert K. Moses, Jr.
                                Robert A. Rayne

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions following our spinoff from Weatherford in April 2000 were made by our Compensation Committee. Each of the members of our Compensation Committee also is a director of Weatherford and a member of Weatherford's Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 14, 2000, we were a wholly owned subsidiary of Weatherford. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our Common Stock. Weatherford no longer owns any interest in our Company; however, a majority of our Board of Directors also constitutes a majority of Weatherford's board of directors, and the Chairman of our Board is also the Chairman of the Board of Weatherford.

     In connection with the spinoff, we entered into a preferred supplier agreement with Weatherford in which Weatherford agreed for three years to purchase at least 70% of its requirements of drill stem products from us, subject to certain exceptions. In return, we agreed to sell those products at prices not greater than that at which we sell to similarly situated customers, and we provided Weatherford a $30.0 million credit towards the purchase of those products. During 2000 and 2001, Weatherford purchased approximately $1.6 million and $8.8 million respectively, of drill stem products from us.

     David J. Butters is a Managing Director of Lehman Brothers, an investment banking firm. We have utilized Lehman Brothers investment banking services in the past. During 2001, we did not pay Lehman Brothers any compensation for any investment banking services; however, we may consider utilizing such services in the future.

                           SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 1999, 2000 and 2001, to Messrs. Huff and Coble, the two individuals who served as our Chief Executive Officer during 2001, and our other four most highly compensated executive officers during 2001:

                                                                                 LONG-TERM
                                             ANNUAL COMPENSATION            COMPENSATION AWARDS
                                      ----------------------------------   ----------------------
                                                            OTHER ANNUAL   RESTRICTED                ALL OTHER
NAME AND                               SALARY     BONUS     COMPENSATION     STOCK       OPTIONS    COMPENSATION
PRINCIPAL POSITION             YEAR    ($)(1)     ($)(1)     ($)(2)(3)        ($)          (4)         ($)(5)
------------------             ----   --------   --------   ------------   ----------   ---------   ------------
Curtis W. Huff...............  2001   $448,677   $500,000     $66,346           --      1,000,000     $ 7,531
  President and                2000     71,538         --       7,450           --        240,000          --
  Chief Executive Officer(6)   1999         --         --          --           --             --          --
Philip A. Choyce.............  2001    192,200     74,443      27,916           --         75,000       2,434
  Vice President, General      2000         --         --          --           --             --          --
  Counsel and Secretary        1999         --         --          --                          --          --
William E. Chunn.............  2001    248,700    145,565      49,070           --        125,000       8,807
  Executive Vice President     2000    222,800     84,524      34,500           --        150,000       9,957
  of Operations                1999    202,308         --      25,701           --             --       6,524
Dan M. Latham................  2001    203,931    118,703      39,651           --        125,000       3,983
  President -- Drilling
  Products                     2000    180,608     66,500      28,171           --        100,000       6,630
  and Services Division        1999         --         --          --           --             --          --
Louis A. Raspino.............  2001    123,654    150,000       9,014           --        375,000         190
  Vice President, Chief        2000         --         --          --           --             --          --
  Financial Officer and        1999         --         --          --           --             --          --
  Treasurer
John C. Coble................  2001     46,984         --       7,047           --             --       1,423
  Former President,            2000    371,139         --      71,750           --        750,000      12,972
  Chief Executive Officer      1999    300,000         --      67,500           --             --      10,279
  and Director(7)

---------------

(1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year. No compensation is shown for Messrs. Huff, Avery, or Latham in 1999 because they did not serve as executive officers of the Company during 1999. No compensation is shown for Messrs. Choyce or Raspino during 1999 or 2000 because they did not serve as an executive officer during such years. Mr. Huff's salary for 2000 relates to his services as our Vice President and Interim General Counsel.

(2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service by an officer with us. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of shares of common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common stock at that time. Distributions under the Executive Deferred Plan are required to be made in shares of Grant Prideco common stock. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of common stock for the Executive

    Deferred Plan. As of December 31, 2001, Messrs. Huff, Choyce, Chunn, Latham and Raspino had 8,161, 3,272, 5,313, 1,553 and 960 units allocated to their respective accounts. In connection with Mr. Coble's severance from the Company in February 2001, Mr. Coble received a distribution of 2,581 shares from the Executive Deferred Plan.

(3) Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.

(4) Excludes options issued pursuant to the Distribution Agreement dated April 14, 2000, between the Company and Weatherford, which were issued in exchange for, or in connection with, options granted by Weatherford in prior years.

(5) Represents matching contributions under our 401(k) Savings Plan and life insurance premiums.

(6) In light of cost reduction initiatives being directed by Mr. Huff, Mr. Huff elected to waive half of his salary for the second and thirds quarters of 2002. The Company expects market conditions to improve beginning in the second half of 2002.

(7) In connection with Mr. Coble's severance from the Company in February 2001, the Company paid Mr. Coble a lump sum payment of $11.7 million pursuant to the terms of his employment agreement, including $8.8 million relating to the surrender and cancellation pursuant to the terms of his employment agreement of stock options to purchase 1.1 million shares of common stock.

                            OPTIONS GRANTED IN 2001

     The following table sets forth certain information relating to stock options granted to our named executive officers during 2001.

                                            % OF TOTAL
                                             OPTIONS
                                            GRANTED TO                                       GRANT DATE
                                 OPTIONS   EMPLOYEES IN   EXERCISE PRICE                       PRESENT
NAME                             GRANTED     2001(%)      (PER SHARE)($)   EXPIRATION DATE   VALUE($)(1)
----                             -------   ------------   --------------   ---------------   -----------
Curtis W. Huff.................  650,000       11.9%          $18.51           3/18/14       $5,126,299
                                 350,000        6.4%            7.14          10/18/15        1,096,039
Philip A. Choyce...............   75,000        1.4%            7.14          10/18/15          234,866
William G. Chunn...............  125,000        2.3%            7.14          10/18/15          391,443
Dan M. Latham..................  125,000        2.3%            7.14          10/18/15          391,443
Louis Raspino..................  250,000        4.6%           15.47            7/9/14        1,648,775
                                 125,000        2.3%            7.14          10/18/15          391,443
John C. Coble..................       --         --               --                --               --

---------------

(1) The calculation uses the Black-Scholes model and assumes volatility of 43.5%, a risk free rate of 3.0% to 5.1%, a 7.4 year expected life, no expected dividends, and option grants at the fair market value on the date of grant. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

                      AGGREGATED OPTION EXERCISES IN 2001
                      AND DECEMBER 31, 2001 OPTION VALUES

     The following table sets forth certain information relating to stock options exercised during 2001 and owned by our named executive officers.

                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                            SHARES                       DECEMBER 31, 2001(1)         DECEMBER 31, 2001($)(2)
                           ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   -----------   -----------   -------------   -----------   -------------
Curtis W. Huff..........       --            --         390,000       1,000,000            --      $1,526,000
Philip A. Choyce........       --            --              --         244,607            --         327,000
William G. Chunn........       --            --          69,607         275,000      $347,838         545,000
Dan M. Latham...........       --            --          69,607         225,000       347,838         545,000
Louis Raspino...........       --            --              --         375,000            --         545,000
John C. Coble(3)........       --            --              --              --            --              --

---------------

(1) Includes options granted pursuant to the terms of the Distribution Agreement dated April 14, 2000, between Weatherford and the Company.

(2) The value is based on the difference in the closing market price of the common stock on December 31, 2001 ($11.50), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common stock at the time of exercise of the options.

(3) Amounts exclude payments of $8.8 million in consideration of options surrendered and canceled by Mr. Coble pursuant to the terms of his employment agreement and his severance from the Company in February 2001.

                              EMPLOYMENT CONTRACTS

     We have entered into an employment agreement with Mr. Huff, which has a term of three years and is renewable annually. The base compensation payable to Mr. Huff under his employment agreement is $500,000. In connection with his election as our President and Chief Executive Officer in February 2001, we also granted to Mr. Huff options to purchase 650,000 shares of common stock, which options are subject to three-year cliff vesting. Under the terms of his employment agreement, if we terminate Mr. Huff's employment for any reason other than "cause" or "disability" or if he terminates his or her employment for "good reason", as defined in the employment agreement, Mr. Huff will be entitled to receive an amount equal to the sum of:

     - three times his current annual base compensation plus the highest bonus paid to the executive during the three years prior to the year of termination,

     - any accrued salary or bonus (pro-rated to the date of termination),

     - an amount payable as if all retirement plans were vested,

     - the amount that would have been contributed as our match under our 401(k) plan and our Executive Deferred Plan for three years, and

     - his car allowance for three years.

     Under the employment agreement, "cause" is defined as the willful and continued failure to perform the executive's job after written demand is made by the board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by Mr. Huff for "good reason" is generally defined as:

     - a material reduction in title and/or responsibilities of the executive,

     - certain relocations of the executive, or

     - any material reduction in the executive's benefits.

     All health and medical benefits would also be maintained after termination for a period of three years provided Mr. Huff makes his required contribution.

     Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and Mr. Huff to adverse U.S. federal income tax consequences. Mr. Huff's employment agreement provides that we would be required to pay him a "gross up payment" to insure that he receives the total benefit intended by the employment agreement.

     In addition, in connection with Mr. Raspino joining us in July 2001, we entered into an employment agreement with him with similar terms to our agreement with Mr. Huff, except that the agreement relates to a period of two years and does not require the Company to pay Mr. Raspino a "gross up payment". Mr. Raspino, however, is entitled to a gross-up payment pursuant to his Change of Control Agreement discussed below. In addition to agreements with Messrs. Huff and Raspino, we have entered into employment arrangements with Messrs. Choyce and Danby in connection with their initial employment with the Company. These arrangements generally provide for a severance payment of up to one year in the event of termination of the executive without cause.

     We have entered into a change of control agreement with Messrs. Avery, Burton, Chunn, Choyce, Danby, and Latham. Under these agreements, the executives will be provided with certain benefits if there is both a change of control of Grant Prideco and the executive is subsequently terminated for any reason other than for "cause" or elects to terminate his employment for "good reason" within two years after a change of control. A change of control is defined generally as an acquisition by a person or group of persons of at least 50% of our outstanding common stock. Under these agreements, if there is a change of control of Grant Prideco, we would agree that the executive's base salary would not decrease unless there was a company-wide salary reduction, the executives also would continue to be eligible for an annual bonus under our incentive plan applicable to other key employees and, if we are not the surviving entity in a change of control, the surviving company would be required to issue substantially similar options in replacement of any Grant Prideco options held by the executive. "For cause" will be defined to be the failure by the executive to perform his/her job after written notice from us, engaging in illegal conduct or misconduct, a conviction of a crime involving moral turpitude, a misappropriation of funds, disparagement of us or our management, or other cause determined by our Board of Directors in good faith. "Good reason" will be defined as a material reduction in responsibility or benefits. If, following a change of control, the executive's employment is terminated by us for any reason other than cause or the executive's employment is terminated by him for good reason, he would be entitled to two years base salary plus two years bonus.

                          FIVE-YEAR PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on our common stock with the cumulative return on the S & P 500 and the Philadelphia Oilfield Service Index ("OSX") since April 17, 2000, the date we began regular way trading on the New York Stock Exchange. The graph assumes the value of the investment in the common stock and each index was $100 on April 17, 2000, and that all dividends are reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                    [GRAPH]

----------------------------------------------------------------------------------------------------------------
                            4/17/00     6/00       9/00       12/00      3/01       6/01       9/01       12/01
----------------------------------------------------------------------------------------------------------------
 Grant Prideco                100      142.86     125.36     125.36      98.29      99.94      34.80      65.71
----------------------------------------------------------------------------------------------------------------
 S & P 500                    100      106.87      97.55      97.55      85.98      91.02      77.66      85.96
----------------------------------------------------------------------------------------------------------------
 OSX                          100      110.41     114.22     114.22     100.04      89.97      64.71      78.33
----------------------------------------------------------------------------------------------------------------

                               OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, independent public accountants, served as our auditors for the fiscal year ended December 31, 2001. A representative of Ernst & Young will be present at the Annual Meeting to respond to any stockholder questions and will be given an opportunity to make a statement if he or she so desires.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934. We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that all filing requirements were met during 2001, except that Mr. Chunn reported purchases of shares of common stock in his 401(k) plan in October 2001 on his annual report on Form 5 in February 2002 and Mr. Butters reported his initial report on Form 3 relating to his becoming a director in December 2001 at the time of the filing of his annual report on Form 5 in February 2002. The Company also believes that Mr. Coble and Frances Powell, former executive officers of the Company, have not yet filed their annual reports on Form 5.

PROPOSALS BY STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2003 must be received by us by January 30, 2003, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the proposal must be received by us by January 30, 2003. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056.

OTHER BUSINESS

     We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

     We have filed an Annual Report on Form 10-K for 2001 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at www.sec.gov. We also will provide to any stockholder a copy of our Annual Report on 10-K without charge upon written request. Copies of any exhibits to our Annual Report on 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056) or by telephone (832) 681-8000).

                                          By Order of the Board of Directors

                                          /s/ PHILIP A CHOYCE

                                          Philip A. Choyce
                                          Corporate Secretary

Houston, Texas
April 30, 2002

                                   APPENDIX A

                              GRANT PRIDECO, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The Audit Committee (Committee) is a committee of Grant Prideco, Inc.'s (Grant's) Board of Directors (Board). The Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the quality of Grant's financial reporting process and internal control system.

     - Review and appraise the audit efforts of Grant's independent accountants and the internal audit department.

     - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

COMPOSITION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at Grant's annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified or their earlier resignation. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

     The Committee shall meet at least four times annually unless circumstances dictate otherwise or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal audit department, and with the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee shall meet privately as it deems necessary with the independent accountants, the director of internal audit, and management to review the quality of Grant's financial statements.

RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Committee shall:

I.   DOCUMENTS/REPORTS REVIEW

     - Review and update the Committee's Charter, at least annually, as conditions dictate.

     - Review with Management and the independent accountants the quality of Grant's annual financial statements.

     - Review a summary of the results of the internal audit department's reviews and management's response.

     - Review with management a summary of the financial results to be included in the quarterly 10-Q prior to its filing with the Securities and Exchange Commission (SEC), to determine if significant events, transactions, and changes in accounting estimates have affected the quality of Grant's financial reporting, and inquire about other significant risks and exposures. The Chair of the Committee may represent the entire Committee for purposes of this review.

II.  INDEPENDENT ACCOUNTANTS

     - Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and review as appropriate the fees and other compensation paid to the independent accountants for audit and non-audit services. On an annual basis, the Committee should review and discuss with the independent accountants all significant relationships which the independent accountants have with Grant to determine the accountants' independence. At least annually, the Committee should receive a formal, written statement from the independent accountants regarding relationships and services which may affect their independence and objectivity.

     - Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     - Instruct the independent accountants that the independent accountants are ultimately accountable to the Board of Directors and the Committee.

     - Periodically consult with the independent accountants about internal controls and the quality of Grant's financial statements.

     - Review openness of communication between the Company's internal audit department and external auditors.

III. FINANCIAL REPORTING PROCESS

     - In consultation with management, the independent accountants, and the director of internal audit, review the integrity of Grant's financial reporting processes, both internal and external.

     - Consider the independent accountants' judgments about the quality and appropriateness of the organization's accounting principles as applied in its financial reporting.

     - Consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement of Auditing Standards No. 61 (as codified by AU Section 380), as may be modified or supplemented.

     - Review major changes to Grant's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal audit department.

IV. PROCESS IMPROVEMENT

     - Following completion of the annual audit, review with each of management, the independent accountants, and the internal audit department the adequacy of internal controls and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     - Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

     - Review with management, the independent accountants, and the internal audit department the extent to which changes or improvements in financial or accounting practices have been implemented.

     - Inquire of management, the independent accountants, and the internal audit department regarding significant risks or exposures to the organization.

V.  ETHICAL AND LEGAL COMPLIANCE

     - Establish, review and update periodically a Code of Ethical Conduct (Ethical Code) and ensure that management has established a system to enforce this Ethical Code.

     - Review management's monitoring of Grant's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to insure that Grant's financial statements, reports and other financial information disseminated to governmental organizations and to the public, satisfy legal requirements.

     - Review activities, organizational structure, and qualifications of the internal audit department.

     - Review, with Grant's counsel, legal compliance matters including corporate securities trading policies.

     - Review, with Grant's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     - Conduct or authorize the conduct of any investigation into matters.

     - Perform any other activities consistent with this Charter, Grant's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

VI. REPORTING

     - Report Committee activities conducted and conclusions reached to the Board.

     - Annually, issue a report to Grant's shareholders in the proxy statement that the Committee has reviewed and discussed with management and the independent accountants Grant's audited financial statements, discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and discussed independence with the independent accountants, and recommend based upon these discussions, if Grant's audited financial statements should be included in the Company's Annual Report on Form 10-K.

                              [GRANT PRIDECO LOGO]


                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 27, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Grant Prideco, Inc. ("Grant") hereby appoints Bernard J. Duroc-Danner and Curtis W. Huff, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of Grant that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Grant to be held on June 27, 2002, at 10:00 a.m., Houston time, at the First Floor Auditorium, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 30, 2002:

(1) Election of the following Nominees as Directors, as set forth in the Proxy Statement:

         Bernard J. Duroc-Danner, David J. Butters, Eliot M. Fried, Curtis W. Huff, Sheldon B. Lubar, Robert K. Moses, Jr. and Robert A. Rayne

              FOR All Nominees listed                          WITHHOLD
              above (except as marked                        All Nominees
              to the contrary below)                         listed above

                         [ ]                                      [ ]

         INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below


         -----------------------------------------------------------------------

(2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1.

Receipt of the Proxy Statement dated April 30, 2002, and the Annual Report of Grant for the year ended December 31, 2001, is hereby acknowledged.
--------------------------------------------------------------------------------


                                  ----------------------------------------------

                                  ----------------------------------------------
                                  Signature of Stockholder(s)

                                  Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.


                                  Date:                               , 2002.
                                        ------------------------------


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.